Exhibit 99.1

Release: September 17, 2024

CPKC announces appointment of Arturo Gutiérrez Hernández to board of directors

Calgary – Canadian Pacific Kansas City Limited (TSX: CP) (NYSE: CP) (CPKC) announced today the appointment of Arturo Gutiérrez Hernández to the CPKC Board of Directors, effective on Nov. 1, 2024.

Mr. Gutiérrez, 58, of Monterrey, Mexico, has been the chief executive officer of Arca Continental, the second largest Coca-Cola bottler in Latin America, since January 2019.

“The addition of Arturo adds to the extensive, diverse experience of our board, bringing a seasoned chief executive who has spent decades living and working in Mexico,” said Isabelle Courville, Chair of the Board at CPKC. “Arturo has a rich leadership and management background and will be an excellent addition to the board.

“We are delighted to welcome Arturo and look forward to his contributions, enriching our board’s geographic diversity and fostering our culture of learning and accountability,” Ms. Courville added. “Our growing railway will benefit from Arturo’s experience which will be integral to our continued success in Mexico and across North America.”

Prior to being named CEO at Arca, Mr. Gutiérrez served as deputy chief executive officer and previously held several company positions over the last 23 years, including chief operating officer, director for the Mexico Beverages Division, along with leadership positions in Human Resources, Planning, and Legal. Mr. Gutiérrez holds a Law Degree from the Escuela Libre de Derecho and a Master’s Degree in Law from Harvard University.

About CPKC

With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf of México to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

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